Mail Stop 3561

      							October 5, 2005

Mr. James Sullivan
Chief Financial Officer
8x8, Inc.
3151 Jay Street
Santa Clara, CA 95054

	Re:	8x8, Inc.
      Form 10-K for Fiscal Year Ended March 31, 2005
		Filed June 14, 2005

		Form 10-Q for the Fiscal Quarter Ended June 30, 2005
		File # 0-21783


Dear Mr. Sullivan:

We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.

								Sincerely,


								Larry Spirgel
								Assistant Director